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                                                           Exhibit 23.2


                      CONSENT OF INDEPENDENT AUDITORS


The Partners
TKR Cable Company:


    We consent to the incorporation by reference in the registration statements (Nos. 33-29192, 33-33596 and 333-35263) on Form S-3 of CSC
Holdings, Inc. of our report dated April 23, 1998, relating to the combined balance sheets of the TRK New Jersey/New York Systems (a combination of certain assets as defined in note 1) as of December 31, 1997 and 1996, and the related combined statements of operations, changes in combined equity (deficit), and cash flows for each of the years in the three-year period ended December 31, 1997, which report appears in the Form 8-K/A of Cablevision Systems Corporation dated May 18, 1998.


                                                 /s/ KPMG Peat Marwick LLP




Denver, Colorado
May 15, 1998